Press Release

Contact:
David G. Mazzella
President & CEO
Veramark Technologies, Inc.
585-381-6000
dmazzella@veramark.com

 FOR IMMEDIATE RELEASE

VERAMARK REPORTS FOURTH QUARTER AND YEAR END RESULTS

Pittsford, N.Y., February 16, 2007 — Veramark Technologies, Inc. (OTCBB:VERA), today announced financial results for its fourth quarter and year ended December 31, 2006. For the quarter ended December 31, Veramark reported a net loss of $51,000, or $0.01 per share, on sales of $2,721,000. For the same quarter of 2005, the company reported a net income of $266,000, or $0.03 per diluted share on sales of $2,902,000. For the full year ended December 31, 2006, Veramark’s net loss of $488,000, or $0.06 per share, compared with a net income of $382,000, or $0.04 per diluted share for the full year ended December 31, 2005. Sales for the year ended December 31, 2006 totaled $10,361,000 versus $10,859,000 for the year ended December 31, 2005.

David G. Mazzella, Veramark’s President and Chief Executive Officer, commenting on the results stated, “Though our results for both the quarter and year were below our expectations, we are pleased with the order rates achieved for the second half of 2006, particularly in the fourth quarter, the effect of which has been a significant increase in our order backlog. During the fourth quarter of 2006 we received more orders for our enterprise level VeraSMART products than in any previous quarter.”

Mr. Mazzella further stated, “In addition to our recent successes with VeraSMART, in late November of 2006 we announced the signing of a three-year managed services contract to provide Telecommunication Expense Management services (TEM) to a large national retail chain. Our VeraSMART Suite of products, including our Asset, Work Order, Directory, Allocation, Ticket Manager, and Call Accounting modules will be used for this extensive facilities management solution. The contract calls for a term of at least eighteen months, yielding revenues of over $2 million. After the first eighteen months the customer has the option to license VeraSMART or to continue the managed service agreement for an additional eighteen months. Total revenues are expected to approximate $4 million for the three-year term of the agreement.”

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About Veramark Technologies, Inc.

For over 20 years, Veramark’s telemanagement solutions have set the industry standard for technological excellence, application experience, and process expertise. Veramark’s completely Web-based software architecture integrates communications management software with operation support systems (OSS) software. These solutions include eCAS and VeraSMART Call Accounting, Telemanagement, Work Flow Management, Help Desk/Trouble Ticket, Asset Management, Directory/Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

This broad portfolio of products and services allows enterprises to optimize network performance, increase productivity, improve enterprise security, and measurably reduce communications expenses. By utilizing industry-standard databases, secure web-browser based user interfaces, and dynamic reporting tools, Veramark’s products and services make managing complex communications networks easy and efficient. Veramark’s Web-based architecture eliminates the need for client software and makes the solutions accessible from every networked PC in the enterprise. In addition to Veramark’s premise-based solutions, Veramark offers its customers a robust ASP and managed services alternative, (“TEM”) designed to meet all or a portion of the customer’s defined needs.

The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military. Veramark’s leadership position is demonstrated by its relationships with telecom's leaders - Avaya®, Nortel Networks®, Cisco Systems®, NEC Unified, AT&T Inc., Sprint® and others. All Veramark products and services are made and provided by personnel in the United States.

Veramark, eCAS and VeraSMART are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Fourth Quarter Ended
	December 31,
	2006		2005
Sales		$2,721,036		$2,902,322
Income (Loss) Before Taxes		$(50,939)		$265,703
Income Taxes	$	- 0 -	$	- 0 -
Net Income (Loss)		$(50,939)		$265,703
Net Income (Loss) Per Diluted Share		$(0.01)		$0.03
Diluted Weighted Average
Number of Shares Outstanding		8,847,518		9,082,399

	Fiscal Year Ended
	December 31,
	2006		2005
Sales		$10,361,150		$10,858,871
Income (Loss) Before Taxes		$(488,341)		$381,733
Income Taxes	$	- 0 -	$	- 0 -
Net Income (Loss)		$(488,341)		$381,733
Net Income (Loss) Per Diluted Share		$(0.06)		$0.04
Diluted Weighted Average
Number of Shares Outstanding		8,843,154		9,309,888

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.